Exhibit 99.1

For Immediate Release	For More Information Contact:
Barron Beneski (703) 406-5528
Public and Investor Relations
Beneski.barron@orbital.com

ORBITAL PRICES $135 MILLION OF NEW EIGHT-YEAR DEBT

Company to Use Net Proceeds to Retire Existing $135 Million 12% Secured Notes Due in 2006

(Dulles, VA 2 July 2003) – Orbital Sciences Corporation (NYSE: ORB) announced today that it has entered into a purchase agreement for a private offering of $135 million Senior Notes. Interest on the notes is payable semi-annually at 9% per annum and the notes will mature in July 2011. Closing of the sale of the new notes is expected to occur on or about July 10, 2003.

The initial purchasers of the debt intend to reoffer the securities only to qualified institutional buyers and certain accredited investors in accordance with Rule 144A of the Securities Act of 1933, as amended. Orbital will use the net proceeds of the transaction, together with cash on hand, to repurchase or redeem all of its outstanding $135 million 12% second priority notes due 2006.

The securities offered will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This announcement is not an offer by the Company to sell, nor a solicitation of an offer to buy, any of its securities.